Exhibit 4.5

AMENDED AND RESTATED

1989 STOCK-BASED INCENTIVE PLAN OF

THE J.M. SMUCKER COMPANY

The purpose of the Amended and Restated 1989 Stock-Based Incentive Plan of The J.M. Smucker Company is to enable The J.M. Smucker Company, an Ohio corporation (“Smucker”) and its subsidiaries to attract and retain competent directors, officers and key employees and to provide opportunities for stock ownership by such directors and employees that will increase their proprietary interest in Smucker and, consequently, their identification with the interests of the stockholders of Smucker. The Amended and Restated 1989 Stock-Based Incentive Plan of The J.M. Smucker Company shall be referred to herein as the “Plan.”

The Plan was initially approved by the stockholders of International Multifoods Corporation (“Multifoods”), a Delaware corporation and the predescessor-in-interest to Smucker, in 1989. On June 18, 2004, Multifoods merged with and into a subsidiary of the Company (the “Merger”), and Smucker assumed the Plan. As of June 23, 1999, no further Awards or Automatic Grants, Elective Grants or Elective Restricted Stock Awards shall be granted under the Plan, but Awards, Automatic Grants and Elective Grants granted prior to such date will remain outstanding.

PART I

Employee Awards

Section 1. Definitions

For purposes of Part I of the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an award granted to a Participant in accordance with the provision of the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock or Incentive Units, or any combination thereof.

“Award Agreement” shall mean the written agreement evidencing each Award granted to a Participant under Part I of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board of Directors of Smucker or such other committee of Directors as may be designated by the Board of Directors of Smucker to administer Part I of Plan.

“Date of Grant” shall mean the date on which the Committee grants the Award or such other date as the Committee may designate.

“Designated Event” shall mean (i) any person (as such term is used in Section 13(d) of the Exchange Act), together with its affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), (other than any Participant) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, modified to include, without regard to the 60-day period referred to in such Rule, all shares that such person, affiliate or associate has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise), directly or indirectly, of 25% or more of the outstanding shares of Stock; (ii) the public disclosure of the first purchase of shares of Stock pursuant to an Offer, (iii) stockholder approval of any merger, consolidation or other business combination, or of the sale or transfer of all or substantially all of the assets of Smucker (provided that the Committee may, prior to any such stockholder approval, declare that such stockholder approval shall not constitute a Designated Event); or (iv) a change in a majority of the Board of Directors of Smucker within any 12-month period unless the election or the nomination for election by Smucker’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Director” or “Directors” shall mean a member, or more than one member, of the Board of Directors of Smucker.

“Eligible Employee” shall mean any key employee of Smucker, who was formerly employed by Multifoods or any of its subsidiaries designated by the Committee to receive an Award.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, as of any date, the mean of the high and low sale price of a share of Stock on The New York Stock Exchange, Inc., or its successor on such date (or, if no sale took place on such exchange on such date, the mean between the high and low on such exchange on the most recent preceding date on which a sale took place).

“Incentive Stock Option” shall mean an Option which is designated as such by the Committee and which meets the requirements of Section 422 of the Code on the Date of Grant.

“Incentive Unit” shall mean an incentive unit awarded to a Participant pursuant to Part I of the Plan.

“Multifoods” shall mean International Multifoods Corporation, a Delaware corporation.

“Non-Qualified Stock Option” shall mean an Option other than an Incentive Stock Option.

“Offer” shall mean any tender or exchange offer by any person (other than Smucker or any person controlled by Smucker) to purchase 25% or more of the outstanding shares of Stock.

“Option” shall mean a stock option awarded pursuant to Part I of the Plan to purchase Stock.

“Participant” shall mean an Eligible Employee who receives an Award which has not been terminated, expired or been fully exercised.

“Period of Restriction” shall mean a period of time commencing and ending on such dates as the Committee shall determine.

“Restricted Stock” shall mean the award of Stock pursuant to Part I of the Plan.

“Section 16(a)” and “Section 16(b)” shall mean Section 16(a) and Section 16(b), respectively, of the Exchange Act.

“Smucker” shall mean The J.M. Smucker Company, an Ohio corporation.

“Stock” shall mean common stock (no par value per share) of Smucker.

“Stock Appreciation Right” shall mean a stock appreciation right awarded pursuant to Part I of the Plan, which need not be granted in tandem with an Option.

“Subsidiary” shall mean any subsidiary or affiliate of Smucker.

Section 2. Shares of Stock Subject to Part I of the Plan

Subject to adjustment as provided in Section 11 of Part I hereof, an aggregate of 729,386 shares of Stock shall be available to Participants under Part I of the Plan. The grant of an Option under Section 4 of Part I hereof shall reduce the available shares by the number of shares subject to the Option. The grant of Stock Appreciation Rights under Section 5 of Part I hereof shall reduce the available shares by the number of Stock Appreciation Rights granted; provided, however, if Stock Appreciation Rights are granted in conjunction with an Option under Section 4 of Part I hereof and the exercise of the Option would cancel the Stock Appreciation Rights and vice versa, then the grant of the Stock Appreciation Rights will only reduce the amount available by the excess, if any, of the number of Stock Appreciation Rights granted over the number of shares subject to the related Option. The shares of Stock deliverable upon the exercise of any Award may be made available from authorized but unissued shares or shares reacquired by Smucker, including shares of Stock purchased in the open market or in private transactions. If any Award granted under Part I of the Plan shall terminate, the shares of Stock subject to, but not delivered under, such Award shall be available for other Awards. For purposes of the Plan, each Incentive Unit shall be counted as one share of Stock.

Section 3. Grant of Awards; Award Agreements

(a) Officers and other key employees of Smucker who were formerly employed by Multifoods or any subsidiary of Multifoods shall be eligible to participate in Part I of the Plan. The Committee may require any Participant to remain in the employ of Smucker or a Subsidiary for a stated period or periods of time before an Award may be exercised; provided that nothing in the Plan or in any Award Agreement shall confer upon any Participant any right to remain in the employ of Smucker or any of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of Smucker or its Subsidiaries to terminate such Participant’s employment at any time.

(b) Subject to the provisions of the Plan, the Committee shall:

(i)	determine and designate from time to time those Eligible Employees to whom Awards are to be granted;

(ii)	determine the form or forms of Award to be granted;

(iii)	determine the amount or number of shares of Stock subject to each Award; and

(iv)	determine the terms and conditions of each Award, provided that the term of any Award shall not extend beyond 10 years from the Date of Grant.

(c) Each Award granted under the Plan shall be evidenced by a written Award Agreement. Each Award Agreement shall be subject to, and incorporate (by reference or otherwise), the applicable terms and conditions of Part I of the Plan, and any other terms and conditions (not inconsistent with Part I of the Plan) determined by the Committee.

(d) In case of termination of employment, the following provisions shall apply:

(i)	if a Participant who has been granted an Option or Stock Appreciation Rights shall die before such Option or Stock Appreciation Rights have expired, his or her Option or Stock Appreciation Rights may be exercised, to the extent exercisable at the date of death, by the person or persons to whom the Participant’s rights under the Option or Stock Appreciation Rights pass by will, or if no such person has such right, by his or her executors or administrators, at any time, or from time to time, within 12 months after the date of the Participant’s death or within such longer period as the Committee may specify, but not later than the expiration of the applicable exercise period;

(ii)	if a Participant’s employment terminates because of his or her retirement (either normal or early retirement under any retirement plan of Multifoods or Smucker), or for any other reason specified by the Committee in the applicable Award Agreement or with the consent of Smucker, he or she may exercise his or her Options or Stock Appreciation Rights, to the extent exercisable at the date of termination of employment as follows:

(A)	in the case of an Incentive Stock Option and Stock Appreciation Right granted in tandem with the Incentive Stock Option, at any time, or from time to time, within three months after the date of termination of employment or such shorter or longer period as the Committee may specify as set forth in the Award Agreement; and

(B)	in the case of a Non-Qualified Stock Option, Stock Appreciation Rights granted in tandem with a Non-Qualified Option and Stock Appreciation Rights not granted in tandem with an Option, at any time, or from time to time, within 60 months after the date of termination of employment or within such shorter or longer period as the Committee may specify as set forth in the Award Agreement;

but, in either event, not later than the expiration of the applicable exercise period;

(iii)	if a Participant’s employment terminates for any other reason, any Option or Stock Appreciation Rights held by such Participant shall terminate at the date of termination of employment.

(e) Notwithstanding the foregoing, if a Participant’s employment is terminated for any reason other than for Cause (as defined below), any Option held by such Participant shall, to the extent exercisable at the date of termination, be exercisable for a period of at least ninety (90) days following the date of termination, but not later than the expiration of the applicable exercise period. For purposes of this Section 3, “Cause” shall mean gross and willful misconduct during the course of employment, including but not limited to, wrongful appropriation of funds, or the commission of a gross misdemeanor or felony.

(f) No Award granted under Part I of the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Option or Stock Appreciation Right shall be exercisable only by the Participant to whom the Option or Stock Appreciation Right is granted.

Section 4. Options

(a) Subject to the provisions of paragraph (d) of this Section 4, any Option granted by the Committee may be either an Incentive Stock Option or a Non-Qualified Stock Option, as the Committee shall determine.

(b) The option price of the shares of Stock covered by each Option shall not be less than 75% (100% in the case of an Incentive Stock Option) of the Fair Market Value of such shares on the Date of Grant.

(c) Subject to the other provisions of Part I of the Plan, any Option may be exercised in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including without limitation payment by delivery of Stock having a Fair Market Value on the exercise date equal to the total option price, or by a combination of Stock and other consideration, as the Committee may specify in the applicable Award Agreement.

(d) The aggregate Fair Market Value of Stock subject to an Incentive Stock Option (such value to be determined at the time the Option is granted to a Participant) when aggregated together with all other Incentive Stock Options granted to such Participant (under the Plan or any other plan of Smucker or a Subsidiary) which become exercisable in the same calendar year as the Incentive Stock Options currently being granted, shall not exceed $100,000.

(e) Notwithstanding anything else contained herein, any Option may be exercised at any time following the occurrence of a Designated Event.

Section 5. Stock Appreciation Rights

(a) Stock Appreciation Rights granted under Part I of the Plan may, but need not, relate to a specific Option granted under Section 4 of Part I hereof. Any Stock Appreciation Right related to a Non-Qualified Option may be granted at the same time the Option is granted or at any time thereafter before exercise or expiration of the Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time the Option is granted. Any Stock Appreciation Right related to any Option shall be exercisable only to the extent the related Option is exercisable; provided that no Stock Appreciation Right held by a person subject to the provisions of Section 16(b) shall be exercised and settled in cash until six months after the Date of Grant.

The Committee may impose such conditions or restrictions on the exercise of Stock Appreciation Rights as it shall deem appropriate.

(b) Upon the exercise of each Stock Appreciation Right, Smucker shall pay to the Participant the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the Fair Market Value of one share of Stock on the Date of Grant (the “Base Value”). The Committee may, for administrative convenience, determine that any Stock Appreciation Right (other than a Stock Appreciation Right related to an Incentive Stock Option) exercised for cash during certain limited periods of time in order to satisfy the conditions of certain rules of the Securities and Exchange Commission shall be deemed for all purposes hereunder to have been exercised on the day during such limited period on which the Fair Market Value of the Stock was the highest. Any such payment by Smucker may be made in cash, in shares of Stock (valued at the Fair Market Value on the date of exercise) or in a combination thereof, as the Committee shall determine.

(c) Notwithstanding anything else contained herein, any Stock Appreciation Right may, in the sole discretion of the Committee, provide that (i) such Stock Appreciation Right may be exercised for cash at any time during the 30-day period immediately following the occurrence of a Designated Event; provided that no Stock Appreciation Right held by a person subject to the provisions of Section 16(b) may be exercised and settled in cash earlier than six months after the Date of Grant unless the rules and regulations promulgated by the Securities and Exchange Commission relating to Section 16(b) allow such earlier exercise without resulting in a violation of Section 16(b), and (ii) upon the exercise of each such Stock Appreciation Right, Smucker shall pay to the Participant an amount calculated in accordance with Section 5(b) of Part I; provided that in the case of any Stock Appreciation Right issued other than in connection with an Incentive Stock Option, the Stock Appreciation Right may provide that Smucker shall pay to the Participant an amount equal to the excess of (A) the greater of (1) the highest price per share of Stock paid in any Offer in effect at any time during the 60-day period immediately preceding the date of exercise of the Stock Appreciation Right and (2) the highest Fair Market Value per share of Stock during such 60-day period over (B) the Base Value.

Section 6. Restricted Stock

(a) With respect to Awards of Restricted Stock, the Committee shall (i) determine the purchase price, if any, to be paid for such Restricted Stock; (ii) determine the length of any Period of Restriction; (iii) determine any restrictions applicable to the Restricted Stock other than those set forth in this Section 6; (iv) determine the restrictions governing the vesting or forfeiture of Restricted Stock; and (v) determine if dividends and other distributions on the Restricted Stock are to be paid currently to the Participant or withheld by Smucker for the account of the Participant pending satisfaction and elimination of all restrictions applicable to the Restricted Stock.

(b) Except when the Committee determines otherwise pursuant to paragraph (c) of this Section 6, if a Participant terminates employment with Smucker and/or any Subsidiary for any reason before the expiration of the Period of Restriction, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and shall be reacquired by Smucker.

(c) In case of a Participant’s death, disability or retirement (normal or early retirement under any retirement plan of Multifoods or Smucker or any Subsidiary), or in cases of special circumstances, the Committee may specify in the applicable Award Agreement, or subsequently determine in its discretion, that, in appropriate circumstances, any or all remaining restrictions with respect to such Participant’s Restricted Stock be waived.

(d) Each Participant entitled to receive Restricted Stock under the Plan shall be issued a certificate or certificates for the number of shares of Stock granted in the Award Agreement, which certificate(s) shall be issued either on the Date of Grant or on such other date or dates as shall be described in the Award Agreement, shall be registered in the name of the Participant, shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders; provided, however, the certificate(s) representing shares of Restricted Stock shall be held in custody by Smucker until the Period of Restriction expires or until restrictions relating thereto otherwise lapse, and the Participant shall deliver to Smucker a stock power endorsed in blank relating to the Restricted Stock.

(e) The Committee may specify in any Award Agreement granting an Award of Restricted Stock, or subsequently determine in its discretion, that, upon the occurrence of a Designated Event, the restrictions applicable to an Award of Restricted Stock shall lapse with respect to and the Participant shall be unconditionally vested in (i) all of the Restricted Stock, (ii) a specified number of shares of Restricted Stock or (iii) a number of shares of Restricted Stock determined pursuant to the provisions of the Award Agreement, as specified in the Award Agreement (the “Designated Restricted Stock”), and if such a Designated Event provision is contained in the Award Agreement, Smucker shall, promptly following the occurrence of a Designated Event, issue and deliver to Participant, or deliver to Participant if already issued, a certificate or certificates registered in the name of Participant for the member of shares of Stock equal to the number of shares of Designated Restricted Stock, without restrictive legends or stop-transfer orders, and Smucker shall remove from certificates issued prior to the occurrence of a Designated Event all restrictive legends and stop-transfer orders applicable to any such shares of Designated Restricted Stock.

Section 7. Incentive Units

(a) With respect to Awards of Incentive Units, the Committee shall (i) determine and designate to from time to time those Participants to whom Awards of Incentive Units are to be made, (ii) determine the performance period (“Performance Period”) and objectives to be achieved as a condition to payment pursuant to paragraph (f) of this Section 7 (“Objectives”) applicable to such Awards, (iii) determine the form of settlement of an Incentive Unit and (iv) generally determine the terms and conditions of each such Award. At any date, each Incentive Unit shall have a value equal to the Fair Market Value of a share of Stock on the date 20 consecutive trading days prior to such date.

(b) Performance Periods may overlap and Participants may participate simultaneously with respect to Incentive Units for which different Performance Periods are prescribed.

(c) Objectives may vary from Participant to Participant and between Awards and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including for example, but not limited to, minimum earnings per share or return on equity. If during the course of a Performance Period there shall occur significant events which the Committee expects to have a substantial effect on the applicable Objectives during such Period, the Committee may revise such Objectives.

(d) The Committee shall determine for each Participant the number of Incentive Units which shall be paid to the Participant if the applicable Objectives are exceeded or met in whole or in part.

(e) If a Participant’s employment terminates with Smucker or any of its Subsidiaries during a Performance Period because of death, disability or retirement, or under other circumstances where the Committee in its discretion finds that a waiver would be appropriate, that Participant may, as determined by the Committee, be entitled to a payment of Incentive Units at the end of the Performance Period based upon the extent to which the Objectives were satisfied at the end of such period and pro rated for the portion of the Performance Period during which the Participant was employed by Smucker or any Subsidiary; provided, however, the Committee may provide for an earlier payment in settlement of such Incentive Units in such amount under such terms and conditions as the Committee deems appropriate or desirable. If a Participant’s employment terminates with Smucker or any of its Subsidiaries during a Performance Period for any other reason, then such Participant shall not be entitled to any payment with respect to that Performance Period unless the Committee shall otherwise determine.

(f) Each Award of an Incentive Unit shall be paid in whole shares of Stock, or cash, or a combination of Stock and cash as the Committee shall determine. Such determination may occur at the time the Award is granted or may be determined at a later date and payment shall be made as soon as practicable after the end of the relevant Performance Period.

(g) Upon the occurrence of a Designated Event, all then outstanding Incentive Units with respect to which the applicable Performance Period has not been completed shall be paid as soon as practicable pursuant to the following provisions:

(i)	all Objectives applicable to the Award of Incentive Units shall be deemed to have been satisfied to the extent necessary to result in payment of 100% of the Incentive Units covered by the Award;

(ii)	the applicable Performance Period shall be deemed to have ended on the date of the Designated Event;

(iii)	the payment to the Participant shall be the amount determined by application of clauses (i) and (ii) above, multiplied by a fraction, the numerator of which is the number of full calendar months of the applicable Performance Period that have elapsed prior to the date of the Designated Event, and the denominator of which is the total number of months in the original Performance Period; and

(iv)	upon the making of any such payment, the Award to which it relates shall be deemed cancelled and of no further force and effect.

Section 8. Administration of Part I of the Plan

The Committee shall have the full power and authority to interpret and administer Part I of the Plan. The Committee may adopt such rules, regulations and procedures with respect to the administration of Part I of the Plan as it deems appropriate. Any decisions, determinations or actions made or taken by the Committee pursuant to Part I of the Plan shall be final, conclusive and binding on all persons for all purposes.

Section 9. Delivery of Shares

No shares of Stock shall be delivered pursuant to any exercise of an Award hereunder until the requirements of such laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied.

Section 10. Withholding

Upon exercise of a Non-Qualified Stock Option, receipt of shares of Stock in payment of Incentive Units or issuance of Restricted Stock without substantial risk of forfeiture or, if there is substantial risk of forfeiture, upon release of such Restricted Stock from restrictions, delivery of shares of Stock shall be subject to any required withholding taxes. A Participant receiving shares of Stock subject to withholding taxes may, as a condition precedent to receiving the shares of Stock, be required to pay Smucker a cash amount equal to the amount of required withholdings. In lieu of all or any part of such a cash payment, the Committee may permit the Participant to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the Participant’s full FICA and federal, state and local income tax with respect to income arising from exercise of the options or receipt of Restricted Stock or shares of Stock in payment of Incentive Units, through a reduction of the number of shares of Stock delivered to the Participant and/or through a subsequent return to Smucker of shares of Stock delivered to the Participant upon exercise. Such elections are subject to the following:

(a) Any such election by a Participant who is subject to the reporting requirements of Section 16(a) may, unless the Committee otherwise permits, be made only during certain specified time periods, as follows:

(i)	the election may be made during the period beginning on the third business day following the date of public release of the quarterly or annual financial statements of Smucker and ending on the twelfth business day following such date of public release; or

(ii)	the election may be made at least six months prior to the date as of which the amount of tax to be withheld is determined,

provided, however, an election by such a person may not be made within six months of the Date of Grant of the Award; provided, however, that such restriction does not apply in the event death or disability of the Participant to whom the option was granted occurs during such six-month period.

The foregoing restrictions do not apply to any person who is not subject to the reporting requirements of Section 16(a).

(b) Any such election by a person subject to the reporting requirements of Section 16(a) is subject to approval by the Committee.

Section 11. Adjustment of and Changes in Stock

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other changes in the corporate structure or stock of Smucker, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares of Stock authorized by Part I of the Plan, in the number and kind of shares of Stock covered by the Awards granted and in the purchase price or Base Value of outstanding Options and Stock Appreciation Rights.

Section 12. No Rights of Stockholders

Except with respect to Restricted Stock, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of Smucker in respect of any shares of Stock receivable upon the exercise of any Award, in whole or in part, unless and until certificates for such shares of Stock shall have been issued.

Section 13. Amendments

The Board of Directors may, at any time, amend or terminate Part I of the Plan, subject to the following:

(a) No such amendment may adversely affect the rights of any Participant under an Award which has not terminated, expired or been fully exercised without the consent of such Participant.

(b) It is intended that the Plan meet the requirements of Rule 16b-3 or any successor thereto promulgated by the Securities and Exchange Commission under the Exchange Act, including any applicable requirements regarding stockholder approval. Amendments to Part I of the Plan shall be subject to approval by the stockholders of Smucker to the extent determined by the Board of Directors to be necessary to satisfy such requirements as in effect from time to time.

(c) It is intended that the Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Code or any successor thereto. Amendments to Part I of the Plan shall be subject to approval of the stockholders of Smucker to the extent determined by the Board of Directors to be necessary to satisfy such requirements as in effect from time to time.

PART II

Non-Employee Director Grants and Elections

Section 1. Definitions

“Annual Meeting of Stockholders” shall mean the annual meetings of the stockholders of Multifoods held each year, which occur prior to the date of the Merger.

“Annual Retainer” shall mean the fixed annual fee paid as compensation to Non-Employee Directors prior to the Merger.

“Automatic Grant” shall mean the grant of Non-Qualified Stock Options to purchase 2,500 shares of Stock granted to each Non-Employee Director prior to the Merger pursuant to Section 3 of Part II of the Plan.

“Board Year” shall mean the 12-month period commencing on the first day of July (or, if such day is not a business day, on the next succeeding business day) and ending on the 30th day of June of the succeeding year.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board of Directors of Smucker or such other committee of directors as may be designated by the Board of Directors of Smucker to administer Part II of the Plan.

“Designated Event” shall mean (i) any person (as such term is used in Section 13(d) of the Exchange Act), together with its affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), (other than any Non-Employee Director) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, modified to include, without regard to the 60-day period referred to in such Rule, all shares that such person, affiliate or associate has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise), directly or indirectly, of 25% or more of the outstanding shares of Stock; (ii) the public disclosure of the first purchase of shares of Stock pursuant to an Offer, (iii) stockholder approval of any merger, consolidation or other business combination, or of the sale or transfer of all or substantially all of the assets of Smucker (provided that the Board of Directors may, prior to any such stockholder approval, declare that such stockholder approval shall not constitute a Designated Event); or (iv) a change in a majority of the Board of Directors of Smucker within any 12-month period unless the election or the nomination for election by Smucker’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Elective Grant” shall mean a Non-Qualified Stock Option to purchase shares of Stock granted to a Non-Employee Director pursuant to Section 4 of Part II of the Plan prior to the Merger.

“Elective Restricted Stock Award” shall mean shares of Restricted Stock issued to a Non-Employee Director pursuant to Section 4 of Part II of the Plan prior to the Merger.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time.

“Fair Market Value” shall mean, as of any date, (i) with respect to Stock and Restricted Stock, the mean of the high and low sale price of a share of Stock on The New York Stock Exchange, Inc., or its successor on such date (or, if no sale took place on such exchange on such date, the mean between the high and low on such exchange on the most recent preceding date on which a sale took place); and (ii) with respect to an Elective Grant, the fair market value of such Elective Grant as determined by an independent evaluation firm designated by the Committee, based upon the dollar value of a Non-Qualified Stock Option to purchase a share of Stock or, if a range of values is provided, the median of such range, using an option pricing model selected by such independent evaluation firm and acceptable to the Committee.

“Meeting Fees” shall mean the compensation paid to Non-Employee Directors for attendance at meetings of the Board of Directors and committees thereof.

“Merger” shall mean the merger of Multifoods with and into a subsidiary of Smucker.

“Multifoods” shall mean International Multifoods Corporation, a Delaware corporation.

“Non-Employee Director” shall mean a member of the Board of Directors of Multifoods who was not an employee of Multifoods or any subsidiary of Multifoods and who continued to be a member of the Board of Directors of Multifoods following the Annual Meeting of Stockholders.

“Non-Qualified Stock Option” shall mean an option which does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Offer” shall mean any tender or exchange offer by any person (other than Smucker or any person controlled by Smucker) to purchase 25% or more of the outstanding shares of Stock.

“Restricted Stock” shall mean shares of Stock issued prior to the Merger, subject to the restrictions set forth in Section 6 of Part II of the Plan.

“Smucker” shall mean The J.M. Smucker Company, an Ohio corporation.

“Stock” shall mean common stock (no par value per share) of Smucker.

Section 2. Shares of Stock Subject to Part II of the Plan

Subject to adjustment as provided in Section 8 of Part II hereof, an aggegate of 153,878 shares of Stock shall be available to Non-Employee Directors under Part II of the Plan. Automatic Grants, Elective Grants and Elective Restricted Stock Awards shall reduce the available shares by the number of shares subject thereto. The shares of Stock deliverable upon the exercise of any Automatic Grant or Elective Grant and shares of Stock issued as Restricted Stock may be made available from authorized but unissued shares or shares reacquired by Smucker, including shares of Stock purchased in the open market or in private transactions. If any Automatic Grant or Elective Grant granted under Part II of the Plan shall terminate for any reason, the shares of Stock subject to, but not delivered under, such Automatic Grant or Elective Grant shall be available for other Automatic Grants, Elective Grants and Elective Restricted Stock Awards.

Section 3. Automatic Grants

On the first day of each Board Year, each Non-Employee Director shall receive an Automatic Grant; provided, however that following the Merger no additional Automatic Grants shall be made.

Section 4. Elections

A Non-Employee Director may from time to time elect in writing to receive all or part of the amount of the Annual Retainer payable for the current or any succeeding Board Year or Years and to receive all or part of the Meeting Fees for the current or any succeeding Board Year or Years in the form of an Elective Grant or an Elective Restricted Stock Award. Such election shall be irrevocable and must be received at least six months prior to the date it is to become effective, or such shorter period prior to the date it is to become effective as the Committee may permit. Each Non-Employee Director electing to receive an Elective Grant shall receive an Elective Grant having a Fair Market Value on the date of grant equal to 100% of the amount so elected. Each Non-Employee Director electing to receive an Elective Restricted Stock Award shall receive a number of shares of Restricted Stock having a Fair Market Value on the date of grant equal to 110% of the amount so elected. If an Elective Grant or Elective Restricted Stock Award is granted in lieu of Annual Retainer, such Elective Grant or Elective Restricted Stock Award shall be granted on the first day of the Board Year for which such Annual Retainer is payable. If such Elective Grant or Elective Restricted Stock Award is granted in lieu of meeting Fees, such Elective Grant or Elective Restricted Stock Award shall be granted on the first business day following the last day of the Board Year for which such Meeting Fees are payable. Notwithstanding anything to the contrary set forth above, following the Merger, no elections to receive or grants of Elective Grants or Elective Restricted Stock Awards shall be made under Part II of the Plan.

Section 5. Terms of Automatic Grants and Elective Grants

Automatic Grants and Elective Grants shall be subject to the following terms:

(a) The option exercise price of the shares of Stock covered by each Automatic Grant and Elective Grant shall be 100% of the Fair Market Value of such shares on the date of the Automatic Grant or Elective Grant, as the case may be.

(b) Unless terminated earlier pursuant to the provisions of paragraph (d) of this Section 5, each Automatic Grant and Elective Grant shall have a term of 10 years from the date of grant and, except as provided in paragraph (f) of this Section 5, shall be exercisable at any time (prior to expiration or termination) after six months following the date of grant.

(c) An Automatic Grant or Elective Grant may be exercised in whole or in part at such time or times prior to the expiration or termination of such Automatic Grant or Elective Grant, and the Non-Employee Director may make payment of the option exercise price in cash or by delivery of Stock having a Fair Market Value on the exercise date equal to the option exercise price, or by a combination of cash and Stock.

(d) In the event a Non-Employee Director’s service on the Board of Directors terminates for any reason, the following provisions shall apply:

(i)	if a Non-Employee Director who has received an Automatic Grant or Elective Grant shall die before such Automatic Grant or Elective Grant has expired, his or her Automatic Grant or Elective Grant may be exercised, to the extent exercisable at the date of death, by the person or persons to whom the Non-Employee Director’s rights under the Automatic Grant or Elective Grant pass by will, or if no such person has such rights, by his or her executors or administrators, at any time, or from time to time, within 12 months after the date of the Non-Employee Director’s death; and

(ii)	if a Non-Employee Director’s service on the Board of Directors terminates for any other reason, he or she may exercise his or her Automatic Grant or Elective Grant, to the extent exercisable at the date of termination, at any time, or from time to time, within 60 months after the date of such termination, but in no event later than the expiration of the applicable exercise period.

(e) No Automatic Grant or Elective Grant granted under Part II of the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Non-

Employee Director, an Automatic Grant or Elective Grant shall be exercisable only by the Non-Employee Director to whom the Automatic Grant or Elective Grant is granted.

(f) Notwithstanding anything else contained herein, any Automatic Grant or Elective Grant may be exercised at any time following the occurrence of a Designated Event and all other terms and conditions shall remain unaffected.

(g) Each Automatic Grant or Elective Grant granted under Part II of the Plan shall be evidenced by a written Non-Qualified Stock Option Agreement. Each Non-Qualified Stock Option Agreement shall be subject to, and incorporate (by reference or otherwise), the applicable terms and conditions of Part II of the Plan.

Section 6. Restricted Stock

Shares of Stock issued as Restricted Stock pursuant to Section 4 of Part II of the Plan shall be restricted and may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (including, without limitation, transfer by gift or donation) except that such restrictions shall lapse upon the first to occur of the following events:

(a) death of the Non-Employee Director,

(b) disability of the Non-Employee Director preventing continued service on the Board of Directors;

(c) retirement of the Non-Employee Director from the Board of Directors in accordance with Smucker’s policy on retirement of Non-Employee Directors then in effect;

(d) termination of service as a director by reason of (i) resignation at the request of the Board of Directors, (ii) the director’s failure to have been nominated for re-election to the Board of Directors or to have been re-elected by the stockholders of Smucker or (iii) the director’s removal by the stockholders of Smucker; or

(e) a Designated Event.

Notwithstanding the foregoing, in no event shall the restrictions on shares of Restricted Stock lapse prior to the expiration of six months after the date of grant of the Restricted Stock. The certificates representing shares of Restricted Stock may, at the option of the Secretary of Smucker, be held by Smucker until the lapse of restrictions as provided herein, provided, however, that the Non-Employee Director shall be entitled to all voting, dividend and distribution rights for such Restricted Stock.

If a Non-Employee Director ceases to be a director of Smucker within six months after the date of grant of Restricted Stock or thereafter for any reason other than upon the occurrence of one of the events set forth above in this Section 6, the Restricted Stock issued to such Non-Employee Director shall be forfeited and revert to Smucker.

Each Elective Restricted Stock Award granted under Part II of the Plan shall be evidenced by a written Restricted Stock Award Agreement which shall be subject to, and incorporate (by reference or otherwise), the applicable terms and conditions of Part II of the Plan.

Section 7. Delivery of Shares

No shares of Stock shall be delivered pursuant to any exercise of an Automatic Grant or Elective Grant hereunder until the requirements of such laws and regulations as may be deemed by the Board of Directors to be applicable thereto are satisfied.

Section 8. Adjustment of and Changes in Stock

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other changes in the corporate structure or stock of Smucker, the Board of Directors shall make such adjustments as it deems appropriate in the number and kind of Shares of Stock authorized by Part II of the Plan, in the number and kind of shares covered by outstanding Automatic Grants and Elective Grants and in the option exercise price of outstanding Automatic Grants and Elective Grants.

Section 9. No Rights of Stockholders

Neither a Non-Employee Director nor the Non-Employee Director’s legal representative shall be, or have any of the rights and privileges of, a stockholder of Smucker in respect of any shares of Stock receivable upon the exercise of any Automatic Grant or Elective Grant, in whole or in part, unless and until certificates for such shares of Stock shall have been issued.

Section 10. Amendments

The Board of Directors may, at any time, amend or terminate Part II of the Plan, subject to the following:

(a) No such amendment may adversely affect the rights of any current or former Non-Employee Director under an Automatic Grant or Elective Grant which has not terminated, expired, or been fully exercised or under any shares of Restricted Stock without the consent of such current or former Non-Employee Director.

(b) It is intended that the Plan meet the requirements of Rule 16b-3 or any successor thereto promulgated by the Securities and Exchange Commission under the Exchange Act, including any applicable requirements regarding stockholder approval. Amendments to Part II of the Plan shall be subject to approval by the stockholders of Smucker to the extent determined by the Board of Directors to be necessary to satisfy such requirements as in effect from time to time. Provisions relating to Automatic Grants may not be amended more often than once every six months other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.